Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports First Quarter Net Income per Share of $1.70;
Operating Income per Share Is $1.35;
Combined Ratio Is 93.7%, including Catastrophe Impact of 9.5 Points
     WARREN, New Jersey, April 21, 2011 — The Chubb Corporation [NYSE: CB] today reported that net income in the first quarter of 2011 was $509 million compared to $464 million in the first quarter of 2010. Net income per share increased 22% to $1.70 from $1.39 per share.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $405 million in the first quarter of 2011 and $381 million in the first quarter of 2010. First quarter operating income per share increased 18% to $1.35 in 2011 from $1.14 in 2010.
     The impact of catastrophes in the first quarter of 2011 was $270 million before tax, including winter storms in the U.S., flooding in Australia, and earthquakes in New Zealand and Japan. In the first quarter of 2010, the impact of catastrophes was $344 million before tax. The impact of catastrophes on first quarter net income and operating income per share was $0.59 in 2011 and $0.67 in 2010. The impact of catastrophes includes losses and loss expenses net of reinsurance recoverable and also includes reinsurance reinstatement premiums.
     The first quarter combined loss and expense ratio was 93.7% in 2011 compared to 93.6% in 2010. The impact of catastrophes accounted for 9.5 percentage points of the combined ratio in the first quarter of 2011, compared to 12.3 percentage points in the first quarter of 2010. Excluding the impact of catastrophes, the first quarter combined ratio was 84.2% in 2011 and 81.3% in 2010.
     The expense ratio for the first quarter was 31.7% in 2011 and 31.3% in 2010.
     Net written premiums for the first quarter increased 3% to $2.9 billion. Premiums increased 1% in the U.S. and 10% outside the U.S. (9% in local currencies).

     Property and casualty investment income after taxes for the first quarter declined 1% to $310 million in 2011 from $313 million in 2010.
     Net income for the first quarter of 2011 reflected net realized investment gains of $160 million pre-tax ($0.35 per share after-tax). Net income for the first quarter of 2010 reflected net realized investment gains of $127 million pre-tax ($0.25 per share after-tax). The gains in both quarters related mostly to the company’s alternative investments.
     “The big story for the property and casualty insurance industry in the first quarter was the high level of natural catastrophes around the globe,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Although these catastrophes had a negative impact of $0.59 per share on Chubb’s first quarter results, we still produced strong operating income per share of $1.35 and net income per share of $1.70. Our combined ratio of 84.2% excluding catastrophes reflected continued outstanding underwriting performance across all of our business units.
     “While the property and casualty market environment remained competitive,” said Mr. Finnegan, “net written premiums increased 3% for the second consecutive quarter, an encouraging sign. This is a positive change from the flat to negative premium growth, excluding the effect of currency fluctuation, that we experienced during each of the past five calendar years.”
     During the first quarter of 2011, Chubb repurchased approximately 6.6 million shares of its common stock at a total cost of $387 million (an average of $58.91 per share). As of March 31, 2011, there were 21.9 million shares of common stock remaining for repurchase under the current authorization.
     Average diluted shares outstanding for the first quarter were 300.0 million in 2011 and 335.0 million in 2010.
First Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums increased 2% in the first quarter to $894 million. CPI’s combined ratio for the quarter was 93.8%, compared to 104.4% in the first quarter of 2010. The first-quarter impact of catastrophes accounted for 7.8 percentage points in 2011, compared to 22.8 points in 2010. Excluding the impact of catastrophes, CPI’s first quarter combined ratio was 86.0% in 2011 and 81.6% in 2010.

     Net written premiums for Homeowners increased 3%, and the combined ratio was 94.8%. The impact of catastrophes in the first quarter accounted for 12.3 percentage points of the Homeowners combined ratio. Excluding the impact of catastrophes, the combined ratio for Homeowners was 82.5%. Personal Automobile premiums increased 11%, and the combined ratio was 92.8%. For Other Personal lines, premiums declined 6% and the combined ratio was 92.2%.
     Chubb Commercial Insurance (CCI) net written premiums increased 7% in the first quarter to $1.3 billion. The combined ratio for the quarter was 100.7% in 2011 and 93.8% in 2010. The impact of catastrophes in the first quarter accounted for 16.2 percentage points of the combined ratio in 2011, compared to 11.4 points in 2010. Excluding the impact of catastrophes, CCI’s first quarter combined ratio was 84.5% in 2011 and 82.4% in 2010.
     Average first quarter renewal rates in the U.S. were flat for CCI, and renewal premium retention was 87%. In the U.S., the ratio of new to lost business was 1.3 to 1.
     Chubb Specialty Insurance (CSI) net written premiums were down 1% in the first quarter to $639 million. The combined ratio for CSI was 82.4%, compared to 80.9% in the first quarter of 2010.
     Professional Liability (PL) net written premiums were down 3%, and the business had a combined ratio of 86.8%. Average first quarter renewal rates for PL in the U.S. were down 3%, and renewal premium retention was 87%. In the U.S., the ratio of new to lost business was 1.1 to 1.
     Surety net written premiums were up 16%, and the combined ratio was 50.5%.
Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s first quarter performance with investors and analysts today, April 21st, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms
Operating Income: Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss): Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax: Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost: Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio: The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.
Net Written Premiums Growth (Decrease) Excluding the Impact of Currency Fluctuation: Management uses net written premiums growth (decrease) excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted. In net written premiums growth (decrease) excluding the impact of currency fluctuation, the effect of fluctuations in the exchange rates is excluded as these rates may fluctuate significantly and could distort the analysis of trends. Net written premiums growth (decrease) excluding the impact of currency fluctuation is determined by using the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION
     In the conference call identified above and otherwise, we make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). Forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA. Forward-looking statements generally can be identified by words such as “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:
-	our expectations relating to reinsurance recoverables;

-	the willingness of parties, including us, to settle disputes;

-	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

-	development of new theories of liability;

-	our estimates relating to ultimate asbestos liabilities;

-	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses; and

-	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:
-	claims and litigation arising out of stock option “backdating,” “spring loading” and other equity grant practices by public companies;

-	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

-	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

-	claims and litigation arising out of practices in the financial services industry;

-	claims and litigation relating to uncertainty in the credit and broader financial markets; and

-	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism, catastrophes and the financial markets;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general political, economic and market conditions, whether globally or in the markets in which we operate, including:
-	changes in interest rates, market credit spreads and the performance of the financial markets;

-	currency fluctuations;

-	the effects of inflation;

-	changes in domestic and foreign laws, regulations and taxes;

-	changes in competition and pricing environments;

-	regional or general changes in asset valuations;

-	the inability to reinsure certain risks economically; and

-	changes in the litigation environment;
•	our ability to implement management’s strategic plans and initiatives.
Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Three Months Ended
	March 31
	2011	2010
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,859	$2,765
Decrease (Increase) in Unearned Premiums	(5)	17

Premiums Earned	2,854	2,782

Losses and Loss Expenses	1,765	1,730
Operating Costs and Expenses	904	862
Increase in Deferred Policy Acquisition Costs	(25)	(22)
Dividends to Policyholders	8	8

Underwriting Income	202	204

Investments
Investment Income Before Expenses	391	396
Investment Expenses	10	9

Investment Income	381	387

Other Income (Charges)	5	(7)

Property and Casualty Income	588	584

CORPORATE AND OTHER	(63)	(63)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	525	521

Federal and Foreign Income Tax	120	140

CONSOLIDATED OPERATING INCOME	405	381

REALIZED INVESTMENT GAINS AFTER INCOME TAX	104	83

CONSOLIDATED NET INCOME	$509	$464

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$310	$313

	Three Months Ended
	March 31
	2011	2010
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	300.0	335.0
Actual Common Shares at End of Period	292.5	326.8

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.35	$1.14
Realized Investment Gains	.35	.25

Net Income	$1.70	$1.39

Effect of Catastrophes	$(.59)	$(.67)

	Mar. 31	Dec. 31	Mar. 31
	2011	2010	2010
BOOK VALUE PER COMMON SHARE	$53.26	$52.24	$48.17

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	50.41	49.05	45.19
PROPERTY AND CASUALTY UNDERWRITING RATIOS
THREE MONTHS ENDED MARCH 31

	2011	2010
Losses and Loss Expenses to Premiums Earned	62.0%	62.3%
Underwriting Expenses to Premiums Written	31.7	31.3

Combined Loss and Expense Ratio	93.7%	93.6%

Effect of Catastrophes on Combined Loss and Expense Ratio	9.5%	12.3%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
THREE MONTHS ENDED MARCH 31

	2011	2010
	(in millions)
Paid Losses and Loss Expenses	$1,467	$1,432
Increase in Unpaid Losses and Loss Expenses	298	298

Total Losses and Loss Expenses	$1,765	$1,730

PROPERTY AND CASUALTY PRODUCT MIX
THREE MONTHS ENDED MARCH 31

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2011	2010	(Decrease)	2011	2010
	(in millions)
Personal Insurance
Automobile	$162	$146	11%	92.8%	91.5%
Homeowners	533	517	3	94.8	113.3
Other	199	211	(6)	92.2	87.5

Total Personal	894	874	2	93.8	104.4

Commercial Insurance
Multiple Peril	267	254	5	105.9	112.6
Casualty	436	414	5	83.5	88.4
Workers’ Compensation	243	222	9	89.5	90.5
Property and Marine	380	353	8	125.1	87.6

Total Commercial	1,326	1,243	7	100.7	93.8

Specialty Insurance
Professional Liability	551	570	(3)	86.8	86.2
Surety	88	76	16	50.5	39.8

Total Specialty	639	646	(1)	82.4	80.9

Total Insurance	2,859	2,763	3	93.9	94.1

Reinsurance Assumed	—	2	(100)	*	*

Total	$2,859	$2,765	3	93.7	93.6

*	Combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.